Exhibit 10.1 – Offer Letter

June 17, 2024

Daniel Torpey

628 Scenic Drive

Irving, TX 75039

Re:	Board of Directors of MDB Capital Holding, LLC – Offer Letter

Dear Dan

On behalf of MDB Capital Holdings, LLC (the “Company”, “MDB”, “we”, “our” or “us”) and our Board of Directors (“Board”), I am pleased to offer you a position as a member of our Board. We look forward to working with you on the Board.

Should you choose to accept this position as a member of the Board, including service on committees of the Board, this letter shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services to be provided.

By accepting this position, you agree that your role as a Board Observer under that certain Agreement with Board Observer (“Observer Agreement”) made and entered into as of November 1, 2023, as amended by that certain First Amendment to the Observer Agreement effective as of January 1, 2024, by and between the Company and you is hereby terminated and that you have been fully paid for services rendered to date under the Observer Agreement and are not due any and hereby waive any further compensation due under the Observer Agreement, as amended.

1.	Term. This agreement shall commence as of June 17, 2024 and shall be effective through the date of the next annual shareholders’ meeting. Your term as director shall continue until your successor is duly elected and qualified. The position shall be up for re-election each year at the annual shareholders’ meeting and upon re-election, the terms and provisions of this agreement shall remain in full force and effect. You also agree to resign from the Board of Directors if requested by a majority of the then-sitting members of the Board. This Agreement shall be in effect so long as you are a director on the Board.

2.	Services. You shall render services in the area of managing or directing the Company’s property, affairs and business (hereinafter, your “Duties”). You shall consult with other members of the Board at meetings held quarterly, or more regularly if required, in locations determined by the Chairman of the Board of the Company. You may also be asked to be a member of a committee of the Board, the services of which are to be included under the terms of this Agreement. You agree that your relationship with the Company will be that of a director and not that of an employee. Nothing in this Agreement is intended to replace, supersede or diminish any of your duties to the Company as a director under state law.

3.	Services for Others. You are free to represent or perform services for other persons during the term of this agreement. However, you represent and agree that you do not currently perform and do not intend to perform, during the term of this agreement, similar Duties, consulting or other services for any entities or persons whose businesses are or would be, in any way, in conflict or competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services and the type of services you intent to perform) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company. The Company may determine in its sole discretion to require you not to perform such services, or terminate this Agreement if you provide services to any entities or persons the businesses of which are in conflict or competitive to the Company.

4.	Compensation to Independent Directors. In consideration for your service as a member of the Board of Directors of the Company, we agree to pay you the compensation set forth in this Section. You will receive no other compensation for your services as a member of the Board of Directors of the Company or any of the Board’s committees, except as otherwise determined by the Compensation Committee in accordance with the Company’s policy for compensation of its directors.

For services that you provide as a director, including attendance at the board or committee meetings, you will be paid as follows:

(a)	The Company will pay you cash compensation of $50,000 annually, paid in equal quarterly installments, commencing July 1, 2024 (“Base Compensation”). You will also be paid a separate onboarding bonus payment of $12,500 for your first six months of service, paid in two equal quarterly installments.

(b)	You will be reimbursed for reasonable expenses incurred in connection with the performance of your duties as a director (including travel expenses for in-person meetings, if applicable); however, such expenses must be approved by an officer of the Company. The expenses that will be reimbursed will be those that are incurred in accordance with the then current expense policy of the Company.

(c)	In addition, you will receive incentive compensation under the Company’s 2022 Equity Incentive Plan as more particularly set forth in the attached MDB Capital Holdings, LLC Restricted Stock Unit Agreement No. 029.

5.	D&O Insurance Policy. You will be entitled to coverage under our Directors and Officers liability insurance as then in effect.

6.	No Assignment. Because of the personal nature of the services to be rendered by you, this agreement may not be assigned by you or the Company.

7.	SEC Disqualification Event Obligations. You represent that you are not subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) of regulations under the Securities Act of 1933, as amended (collectively, the “Disqualification Events”); and that if you become subject to any of the Disqualification Events, you will resign as a director, and if applicable, as an officer or employee of the Company as promptly as practicable. You also agree: (A) not to designate or participate in the designation of any officer or director or director nominee who, to your knowledge, is subject to any Disqualification Event; and (B) that if you become aware that any director, officer or employee is or becomes subject to any Disqualification Event, you shall as promptly as practicable take such actions as are necessary notify the Company management and fully cooperate to remove such director, officer or employee from their position or positions with the Company, and not designate a replacement person who is otherwise subject to any Disqualification Event.

8.	Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and your access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

(a)	Definition: For purposes of this agreement the term “Confidential Information” means:

i.	Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii.	Any information which is related to the business of the Company and is generally not known by non-Company personnel.

iii.	By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

(b)	Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

i.	Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this agreement, or any other agreement requiring confidentiality between the Company and you;

ii.	Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii.	Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

(c)	Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company as required by the preceding sentence. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You agree to promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand or upon termination of this agreement or your departure from the Board.

(d)	No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of his business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this agreement.

9.	Termination. This agreement shall terminate in the event of your resignation or termination as a director, or your refusal to stand for re-election or decision not to be nominated or re-elected for additional terms as a director, effective on the date of your departure from the Board.

10.	Entire Agreement; Amendment; Waiver. Other than any requirements and duties under applicable law, this agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this agreement may be amended and observance of any term of this agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this agreement. The failure of any party at any time to require performance by any other party of any provision of this agreement shall not affect the right of any such party to require future performance of such provision or any other provision of agreement.

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I appreciate your willingness to serve on MDB’s Board and look forward to working with you to serve the Company together. Please indicate your acceptance by signing and returning the enclosed copy of this letter.

Very Truly Yours,

/s/ Christopher Marlett
Christopher A. Marlett
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Daniel Torpey
Daniel Torpey